Exhibit 1A-15.7

ATTORNEYS AT LAW • A PROFESSIONAL CORPORATION	1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

Markley S. Roderick, Esquire Admitted in New Jersey & Pennsylvania
Direct Dial: (856) 661-2265 Email: mark.roderick@flastergreenberg.com

July 12, 2019

Filed Via EDGAR with Copy by Email

Pam Long, Office of Financial Services

Division of Corporate Finance

Securities and Exchange Commission

Washington, D.C. 20549

LongP@sec.gov

RE:	AF 2019 NPL A LLC (the “Company”) Draft Offering Statement on Form 1-A File No. 024-10947

Dear Ms. Long:

This is in response to a telephone conversation with your office, requesting additional information and changes with respect the Company’s Offering Statement.

For your review, we have enclosed:

•	Part I of the Offering Statement
•	Amendment No. 4 of the Offering Circular
•	A blacklined version of the Offering Circular showing the changes made
•	Revised Financial Statements
•	Revised Auditor’s Consent Letter
•	Revised Legal Opinion

These items, other than the blacklined Offering Circular, have also been filed through EDGAR.

Thank you again for your attention.

Very truly yours,

Markley S. Roderick

Enclosures
cc:	Mr. Paul Birkett (with enclosures) Mr. Michael Zimmerman (with enclosures)